PROXY VOTING MADE SIMPLE

YOUR VOTE IS VERY IMPORTANT TO US!

If you're a USAA mutual fund shareholder*, you will receive your proxy information by mail. Read it carefully and cast your vote in one of the following four ways:

INTERNET

Visit PROXYVOTE.COM. Enter your 12-digit control number located on your proxy card(s), and register your vote.

PHONE

Use an automated touch-tone telephone system 24 hours a day. Simply call toll free 1-800-690-6903. Then enter your 12-digit control number from your proxy card(s), and follow the voice prompts to record your vote.

MAIL

Return your executed proxy card(s) in the postage-paid envelope you were provided. Please be sure to sign the card(s).

IN PERSON

Attend the shareholder meeting on Friday, October 15, 1999, at 2 p.m., CST, at the McDermott Auditorium in the USAA Building, 9800 Fredericksburg Road, San Antonio, TX 78288, and cast your vote.


A shareholder meeting for all 38 USAA mutual funds will be held on October 15, 1999, at 2:00 p.m., CST, at the McDermott Auditorium in the USAA Building, 9800 Fredericksburg Road, San Antonio, TX 78288. In the event you've misplaced or have questions about your proxy statement you may call 1-800-563-4957.

*To vote on these proposals, you must have been a USAA mutual fund shareholder as of the record date of August 19, 1999.